Exhibit (e)(8)

AMENDMENT 7

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of November 18, 2021, (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	Janus Detroit Street Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

JANUS DETROIT STREET TRUST	ALPS DISTRIBUTORS, INC.

By:/s/ Jesper Nergaard	By:/s/ Stephen J. Kyllo
Name: Jesper Nergaard	Name: Stephen J. Kyllo
Title: Vice President, Treasurer and Chief Financial Officer	Title Senior Vice President, Chief Compliance Officer

Distribution Agreement Amendment #7

Schedule A to this Amendment

Of the Distribution Agreement

As of the Effective Date, the Existing Agreement is amended as follows:

1.	The current Appendix A (List of Portfolios) to Exhibit 1 of the Agreement shall be deleted in its entirety and replaced with the following new Appendix A (List of Portfolios) to Exhibit 1:

APPENDIX A

LIST OF PORTFOLIOS

Fund	Ticker
Janus Henderson AAA CLO ETF	JAAA
Janus Henderson B-BBB CLO ETF	JBBB
Janus Henderson International Sustainable Equity ETF	SXUS
Janus Henderson Mortgage-Backed Securities ETF	JMBS
Janus Henderson Net Zero Transition Resources ETF	JZRO
Janus Henderson Short Duration Income ETF	VNLA
Janus Henderson Small Cap Growth Alpha ETF	JSML
Janus Henderson Small/Mid Cap Growth Alpha ETF	JSMD
Janus Henderson Sustainable & Impact Core Bond ETF	JIB
Janus Henderson Sustainable Corporate Bond ETF	SCRD
Janus Henderson U.S. Real Estate ETF	JRE
Janus Henderson U.S. Sustainable Equity ETF	SSPX